UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2006

OREGON STEEL MILLS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9887	94-0506370

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 S.W. Broadway, Suite 2200; Portland, Oregon		97205

(Address of principal executive offices)		(Zip code)

(503) 223-9228

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2006, Oregon Steel Mills, Inc., New CF&I, Inc., CF&I Steel, L.P., and Colorado and Wyoming Railway Company (collectively, the “Company”) entered into a five-year, $175 million revolving credit facility (“Credit Facility”) with General Electric Capital Corporation.  Amounts under the Credit Facility may be borrowed, repaid and reborrowed by the Company from time to time until the expiration of the Credit Facility on June 5, 2011. Voluntary prepayments and commitment reduction (to not lower than $50 million) under the Credit Facility are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. In addition, the Credit Facility may be terminated at any time without fee upon proper notice and other conditions.

The interest rates and commitment fees associated with this agreement are subject to adjustment within set ranges based on average borrowing availability.  The Credit Facility contains various restrictive covenants and events of default (with grace periods as applicable) which are customary for an agreement of this type.  Upon the occurrence of an event of default, the interest rate on all outstanding obligations may be increased and payment of all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated.  In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Facility will become immediately due and payable, and the lenders’ commitments will automatically terminate. The Credit Facility is secured by a lien on the Company’s inventory and accounts receivable and related assets.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is set forth under Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREGON STEEL MILLS, INC.

(Registrant)

Date: June 8, 2006	By:	/s/ Robin A. Gantt

Robin A. Gantt
Corporate Controller
(Principal Accounting Officer)